                 [LETTERHEAD OF MILLER & MARTIN APPEARS HERE]

                                 July 1, 1996

U.S. Xpress Enterprises, Inc.
2931 South Market Street
Chattanooga, TN 37410

          Re:  Registration Statement on Form S-3 -
               110,182 Shares of Class A Common Stock
               --------------------------------------

Gentlemen:

          We have acted as counsel to U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), in the preparation of its Registration Statement on Form S-3 to be filed July 3, 1996 with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder for the registration of 110,182 shares (the "Shares") of Common Stock of the Company on behalf of a selling stockholder. In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

          Based upon the foregoing, it is our opinion that the shares, when issued, were legally and validly issued and are fully paid and nonassessable.

          The undersigned hereby consents to filing this opinion as Exhibit 5 to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Miller & Martin

                                                 MILLER & MARTIN